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                                                                  Exhibit (a)(4)

Dear Employee:

     On behalf of Rainmaker Systems, Inc. ("Rainmaker Systems" or the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options (the "Options") that were granted under the Rainmaker Systems 1999 Stock Incentive Plan (the "1999 Plan"), including options granted under the Company's prior option plans and assumed by the 1999 Plan, for new options to purchase shares of common stock the Company will grant under the 1999 Plan (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated November 30, 2001 (the "Offer to Exchange").

     The Offer expired at 5:00 p.m., Pacific Time, on,         2001. Promptly
following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a
total of         shares of Common Stock and cancelled all such Options.

     The Company has accepted for exchange and cancelled the number of Options tendered by you equal to the total number of Option Shares set forth on Attachment A to this letter.
------------

     In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a number of shares of New Options equal to the number of Option Shares subject to your Options accepted for exchange and cancelled set forth on Attachment A.
                       ------------

     The New Options will be subject to the terms and conditions of the 1999 Plan and a stock option agreement between you and the Company. The New Options
will be granted on or about,            2002.

     In accordance with the terms of the Offer, in order to receive the New Options, you must remain an employee of the Company or one of its subsidiaries from the date you tendered Options through the dates the New Options are granted. If you do not remain an employee of the Company or one of its subsidiaries for the required periods, you will not receive any New Options, and you will not receive any other payment or consideration for the Options tendered by you and cancelled by the Company.

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     If you have any questions about your rights in connection with the grant of
New Options, please call the undersigned or Joan Warren at (831) 430-3800.

                                   Sincerely,


                                   ____________________________________
                                   Martin Hernandez
                                   Secretary, Chief Operating Officer and Chief
                                   Financial Officer

Attachment

                                      A-1


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                                  Attachment A
                                  ------------

                   Options Accepted for Exchange and Cancelled





                                     Options
                                     -------

          Option Grant Date                          No. of Option Shares
          -----------------                          --------------------
            _____________                                _____________
            _____________                                _____________
            _____________                                _____________
            _____________                                _____________